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Exhibit 23.1

Independent Auditors' Consent

        We consent to incorporation by reference in the registration statements (No. 333-106804 and 333-107609) of our report dated January 26, 2004, except as to note 15, which is as of February 24, 2004, relating to the consolidated balance sheets of Pacific Energy Partners, L.P. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, partners' capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Pacific Energy Partners, L.P.

Los Angeles, California
March 10, 2004

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  Exhibit 23.1